Exhibit 10.3

April 18, 2000

Mr. William H. Odell
Vice President, Districts
Cascade Natural Gas Corporation
P.O. Box 24464
Seattle, WA  98124

Dear Mr. Odell:

Cascade Natural Gas Corporation (referred to as the “Company”) considers your continued employment as a member of its key management team to be essential to the best interests of the Company and its shareholders.  The Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that the attendant uncertainty may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders.  Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management without distraction from the possibility of a change in control of the Company.  The Board believes it important that, in the event of a proposal for transfer of control of the Company, you be able to assess the proposal and advise the Board without being influenced by the uncertainties of your own situation.  The Board also considers the Company’s management one of the Company’s most valuable attributes and wishes to take appropriate steps to preserve the management group through the uncertainties which may attend any potential transaction involving a change in control.

In order to induce you to remain in the employ of the Company, this letter Agreement, which has been approved by the Board, sets forth the severance compensation which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a “change in control” of the Company under the circumstances described below.

1.             Agreement to Provide Services; Right to Terminate; Confidentiality.

a.             Termination Prior to Certain Offers.  Except as otherwise provided in paragraph b below or in any written employment agreement between you and Company, the Company or you may terminate your employment at any time, subject to the Company providing the severance compensation, if any, required under the specific conditions of the termination.

b.             Termination Subsequent to Certain Offers.  In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 30 percent of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (“Voting Securities”) including shares of common stock of the Company (the “Company Shares”), or in the event an offer is made by a Person to purchase substantially all of the Company’s business assets, you agree that you will not leave the employ of the Company (other than as a result of

Disability as such term is hereinafter defined) and will render services to the Company in the capacity in which you then serve until such tender offer, exchange offer, or asset purchase offer has been abandoned or terminated or a change in control of the Company, as defined in Section 3 hereof, has occurred, and the Company agrees that it will not terminate your employment during such period unless it shall provide you with the severance benefits set forth in Section 5 hereof.  For purposes of this Agreement, the term “Person” shall mean and include any individual, corporation, partnership, group, association, or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company.

c.             Confidentiality.  You acknowledge that by reason of the capacity in which you have been employed, (A) you have financial information regarding the Company which has not been publicly disclosed and which is confidential to the Company, and (B) disclosure of such financial information could cause irreparable harm to the Company.  You agree that you will not disclose, without prior written consent of the Company, any financial information regarding the Company which has not been publicly disclosed by the Company.

2.             Term of Agreement.  This Agreement shall commence on the date hereof and shall continue in effect until December 31, 2002.

a.             This Agreement shall be extended as follows:

i.              The term of the Agreement shall automatically be extended for one additional year unless either you or the Company give notice at least 30 days before the end of any calendar year that the agreement will not be extended.

ii.             The term of the Agreement (as extended under i.) shall be extended by an additional 36 months, if a change in control of the Company (as defined in Section 3) occurs.

b.             This Agreement shall terminate when the first of the following occurs:

i.              The Agreement’s normal term, as extended under a, expires.

ii.             Either you or the Company terminate your employment before a change in control of the Company.

iii.            Your benefits under the Company’s Executive Supplemental Retirement Income Plan become fully vested.

PROVIDED, HOWEVER, that the benefits to the Employee provided in Section 5.c.iii and Section 5.d shall not terminate upon vesting in Company’s Executive Supplemental Retirement Income Plan, but shall continue to apply for a period of three years after such vesting.

3.             Change in Control.  For purposes of this Agreement, a “change in control” of the Company shall mean:

a.             A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Exchange Act; provided that, such a change in control shall be deemed to have occurred only at such time as any Person acquires, directly or indirectly, actual economic beneficial ownership (as opposed to “beneficial ownership” as defined in Rule 1 3d-3 under the Exchange Act), of 30 percent or more of the combined voting power of the Company’s Voting Securities;

b.             During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

c.             There shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Company Shares would be converted into cash, securities, or other property, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

d.             Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

4.             Termination Following Change in Control.  If, and only if, your employment with the Company should be terminated by you or the Company within 36 months from the date of occurrence of any event constituting a change in control of the Company (it being recognized that more than one such event may occur in which case the 36-month period shall run from the date of occurrence of each such event), you shall be entitled to the benefits provided in Section 5 hereof unless such termination is because of your death or is effected by you other than for “Good Reason” (as hereinafter defined).  Provided, however, that:

a.             Absence Without Disability.  If you fail to attend to your regularly assigned duties at the Company on a full-time basis for reasons other than incapacity due to physical or mental illness, or other than due to “Disability” as defined, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, the Company may terminate this Agreement for Cause.  “Disability” for purposes of this Agreement may be established by a written certificate from a licensed physician.

b.             Cause.  The Company may terminate your employment for Cause.  For the purposes of this Agreement, the Company shall have “Cause” to terminate your employment hereunder if, and only if, (A) you shall commit an act of fraud, embezzlement, or theft constituting a felony, (B) you become liable to the Company for acts or omissions involving intentional misconduct or a knowing violation of law, (C) you engage in any transaction relating to the Company from which you personally receive a benefit in money, property, or services to which you are not legally entitled or (D) cause as described in paragraph 4(a) above.  Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct constituting Cause as defined above and specifying the particulars thereof in detail.

c.             Good Reason.  Termination by you of your employment for “Good Reason” shall mean termination based on:

i.              a change in your status or position(s) with the Company, which, in your reasonable judgment, does not represent either a substantially similar position or a promotion from your status or position(s) as in effect immediately prior to the change in control, or a change in your duties or responsibilities which, in your reasonable judgment, is inconsistent with such status or positions), or any removal of you from or any failure to reappoint or reelect you to such positions) or to substantially similar or superior positions), except in connection with the termination of your employment for Cause or as a result of your death;

ii.             a reduction by the Company in your base salary as in effect immediately prior to the change in control;

iii.            unless by reason of a change in law, the failure by the Company to continue in effect any “Plan” (as hereinafter defined) in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control;

iv.            the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the change in control;

v.             the Company’s requiring you to be based outside the Seattle metropolitan area except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the change in control;

vi.            the failure by the Company to obtain from any successor the assent to this Agreement contemplated by Section 7 hereof;

vii.           any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective; or

viii.          any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the change in control, you were permitted by the Board to attend to or engage in.

For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive or stock option plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan, or a relocation plan or policy or any other plan, program, or policy of the Company intended to benefit employees.

d.             Notice of Termination.  Any notice of any termination of your employment shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” of your employment by Company shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

e.             Date of Termination.  “Date of Termination” shall mean the date on which a Notice of Termination is given; provided that if the Company gives you a Notice of Termination and you notify the Company, in writing, within 30 days that a bona fide dispute exists concerning the termination, and that you wish to continue in the full-time employment of the Company while such dispute is resolved, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).  The term of this Agreement shall be extended until the Date of Termination.

5.             Compensation Following Change in Control.  Following the date of occurrence of any event constituting a change of control, you shall be entitled to compensation from the Company as set forth below, subject to the terms and conditions of Section 4.

a.             Disability.  During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect for the term of this Agreement.  Thereafter, your benefits shall be determined in accordance with the Company’s long-term disability income insurance plan.  If Company’s long-term disability income insurance plan is terminated following a change in control.  the Company shall substitute such a plan with substantially similar benefits applicable to you.

b.             Termination for Cause or Without Good Reason.  If your employment shall be terminated by the Company for Cause, or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect as of the time of such termination and the Company shall have no further obligations to you under this Agreement.

c.             Other Termination, Including Termination With Good Reason.  If your employment with the Company shall be terminated (whether by you or the Company), other than (A) because of your death, or (B) in the circumstances set forth in (b) above, then the Company shall pay to you, upon demand, the following amounts (the “Severance Payments”):

i.              your full base salary through the Date of Termination at the higher of (a) the rate in effect on the date the change in control occurs, or (b) the rate in effect as of the time of such termination;

ii.             in lieu of any other severance benefits to which you may be entitled for periods subsequent to the Date of Termination an amount equal to the product of (a) the sum of your annual base salary, at the rate in effect on the date the change in control occurs, plus the average annual incentive compensation (if any) paid to you in respect of the two fiscal years prior to the fiscal year in which the change in control occurs, multiplied by (b) the number three (but subject to adjustment as provided in Section 10); and

iii.            all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement); provided however that

iv.            if any portion of the payments to be made pursuant to this Section 5 would not be deductible by the Company as “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payment to you pursuant to Subsection (ii), above, shall be reduced so that no portion of the payments made pursuant to this Section 5 would be “excess parachute payments” within the meaning of the Code, it being the Company’s intent that you receive the maximum amount to which you are entitled, but that no portion of the payments to you be subject to income tax treatment as an “excess parachute payment” under the Code.  Determinations whether the payments would be “excess parachute payments” and the amount of reduction which avoids the resulting adverse income tax treatment shall be made in writing by recognized tax counsel selected by the Company and reasonably acceptable to you.

d.             Related Benefits.  Unless you die or your employment is terminated by Company for Cause, or by you other than for Good Reason, the Company shall maintain in full force and effect.  for the continued benefit of you for one year after the Date of Termination, all employee health, medical, disability, and life insurance benefit plans and programs or arrangements in which you were entitled to participate immediately prior to the Date of Termination provided that your continued participation is possible under the general terms and provisions of such plans and programs; provided, however, that if you become eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantially similar benefits upon you, you shall cease to receive benefits under this subparagraph in respect of such plan, program, or arrangement.  In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs.

e.             No Mitigation.  You shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor, except as expressly set forth herein, shall the amount of any payment provided for in this Section 5 be reduced by any compensation earned by you as a result of employment by another employer after the Date of Termination, or otherwise.

6.             Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.             Successors:  Binding Agreement.

a.             This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of the Company which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of the Company.  The Company shall require any such successor, by an agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

b.             This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

8.             Miscellaneous.  No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Washington.

9.             Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.          Payments During Controversy.  Notwithstanding the pendency of any dispute or controversy, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given and continue you as a participant in all compensation, benefit, and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with paragraph (e) of Section 4.  If the Company is determined to be the prevailing party in such dispute, amounts paid during such controversy are not in addition to all other amounts due under this Agreement and shall be offset against and reduce any other amounts due under this Agreement but not below zero so that no affirmative recovery shall be obtained from you on such account.  You shall be entitled to sue for specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Sincerely,

CASCADE NATURAL GAS CORPORATION

	By	/s/ W. Brian Matsuyama
W. Brian Matsuyama, Chairman of the Board, President and Chief Executive Officer

Agreed to this 23 day
of April, 2000.

/s/ William H. Odell
William H. Odell